EXHIBIT 10.9.1

THIRD AMENDMENT

SPECTRA ENERGY CORP EXECUTIVE SAVINGS PLAN

THIS THIRD AMENDMENT (“Amendment”) is made this 8th day of December, 2009, by Spectra Energy Corp, a Delaware corporation (the “Company”), and amends the Spectra Energy Corp Executive Savings Plan originally executed by the Company and effective as of December 18, 2006 (the “Plan”).

The Plan is hereby amended effective as of January 1, 2010, as follows:

1. Section 2.17 is hereby deleted in its entirety and replaced with the following new Section 2.17:

2.17 “Incentive Plans” shall mean the executive incentive compensation or bonus plans sponsored by the Company which are designated as “Incentive Plans” by the Committee from time to time, and shall include, without limitation, the Spectra Energy Corp Short Term Incentive Plan, and any special bonuses that are both earned and paid during a Plan Year.

2. The following new Section 2.29 is added:

2.29 “Maximum RSP Deferral Limitation” shall mean the maximum amount of before tax contributions that may be contributed to the RSP under Section 402(g) of the Code for a Plan Year, plus, to the extent applicable to the Participant, the maximum amount of “catch-up” contributions that may be contributed to the RSP under Section 414(v) of the Code for the Plan Year.

3. The following new Section 2.30 is added:

2.30 “ESP Eligible Earnings” shall mean “Eligible Earnings” (as such term is defined in the RSP), but determined without regard to the compensation limitation under Section 401(a)(17) of the Code, plus any Base Pay deferrals and Incentive Plan deferrals pursuant to Sections 4.1 4.2, and 4.2A.

4. The following new Section 2.31 is added:

2.31 “Automatic Deferral Compensation” shall mean an amount equal to: (i) the Maximum RSP Deferral Limitation for a Plan Year, divided by (ii) the “Maximum Matching Contribution Percentage” (as such term is defined in the RSP) for such Plan Year.

5. The following new Section 2.32 is added:

2.32 “Transition Year” shall mean the Plan Year preceding the Plan Year for which a Participant first elects to make the Automatic Deferral Election under Section 4.2A.

6. The following new Section 2.33 is added:

2.33 “Automatic Deferral Election Date” shall mean the last day of the second Plan Year preceding the Plan Year to which a Participant’s Automatic Deferral Election applies. For example, the Automatic Deferral Election Date applicable to an Automatic Deferral Election for the 2011 Plan Year is December 31, 2009.

7. The following new Section 2.34 is added:

2.34 “Automatic Deferral Election” shall mean the deferral election made by a Participant pursuant to Section 4.2A.

8. Section 4.2 is hereby deleted in its entirety and replaced with the following new Section 4.2:

4.2 Incentive Plan Deferrals. Each eligible Participant may irrevocably elect to defer in accordance with the terms of this Plan, a percentage up to 50% (such percentage to be a multiple of 1%) of the amount payable with respect to a Plan Year to such Participant as an award under any Incentive Plans. If the Participant has been specifically authorized by the Committee, 50% in the prior sentence shall be replaced with 90%. The Committee may, in its discretion, provide the Participant with separate deferral elections with respect to one or more such Incentive Plans. Such election must be made by the Participant not later than the applicable Election Date and shall apply to any Incentive Plan payments with respect to an Incentive Plan performance period ending with or within the Plan Year. Such amounts will be credited to the Participant’s Account as of the dates that award amounts under the Incentive Plans become payable. Notwithstanding the above provisions of this Section 4.2, no deferral election may be made by a Participant with respect to any stock option, restricted stock award, or stock appreciation right.

9. The following new Section 4.2.A is added:

4.2.A Automatic Deferral Election. Effective for Plan Years beginning on and after January 1, 2011, in lieu of making separate elections for Base Pay and Incentive Plan Awards under Sections 4.1 and 4.2, a Participant may elect to contribute to the Plan an amount equal to: (i) the “Maximum Matching Contribution Percentage” (as such term is defined under the RSP), multiplied by (ii) the excess of Eligible Earnings over Automatic Deferral Compensation. Such Automatic Deferral Election must be made by the Participant by not later than the applicable Automatic Deferral Election Date, or if later, within 30 days after a Participant is designated as eligible to participate in the plan under Section 3.1. Notwithstanding the foregoing, with respect to the Transition Year, the Participant may also make an election with respect to Base Pay and Incentive Plan Awards in accordance with Sections 4.1 and 4.2. For example, if a Participant first makes an Automatic Deferral Election for the 2011 Plan Year, the Participant may also make an election with respect to Base Pay and Incentive Plan Awards with respect to the 2010 Plan Year in accordance with Sections 4.1 and 4.2.

10. Section 4.5 of the Plan is hereby deleted in its entirety and replaced with the following new Section 4.5:

4.5 Retirement Savings Plan – Excess Matching Contribution. The Company maintains the RSP, pursuant to which Employees are permitted to make before tax contributions with respect to which the Company makes certain matching contributions, based on the Employee’s deferral election. It is the Company’s intention to provide matching contribution credits under this Plan to the Account of any Participant for whom matching contributions have been limited under the RSP due to (i) the application of Section 401(a)(17) of the Code, (ii) the application of Section 402(g) of the Code or (iii) the application of Section 415 of the Code; provided, however, that such Participant makes before tax contributions to the RSP in an amount not less than the Maximum RSP Deferral Limitation for the Plan Year. Accordingly, as of the last day of each Plan Year, such Participant’s Account shall receive a matching contribution credit equal to the amount, if any, by which the lesser of the amounts in subparagraph (a) or (b) below, exceeds the amount in subparagraph (c) below:

(a) The “Maximum Matching Contribution Percentage” (as such term is defined in the RSP) multiplied by the Participant’s ESP Eligible Earnings for the Plan Year.

(b) The Participant’s Before Tax Elective Deferrals under the RSP for the Plan Year, plus the Participant’s Base Pay deferrals and Incentive Plan deferrals credited to the Participant’s Account during the Plan Year pursuant to Sections 4.1, 4.2 and 4.2A.

(c) The Matching Contribution credited to the Participant’s account under the RSP for the Plan Year.

(d) The Company may, from time to time, in its sole discretion, direct that a special credit in such amount as the Company shall determine be made to a specified Participant’s Account in order to (i) mitigate an unintended shortfall in matching contribution credit, or (ii) to implement provisions of an employment agreement. A special credit may be awarded subject to such vesting requirement as the Company shall determine (provided that upon a Change in Control, any special credit shall become vested if the affected Participant has not previously incurred a Termination of Employment) and, notwithstanding any provision of this Plan to the contrary, to the extent any such special credit has not become vested, it shall not be paid under the Plan.

11. Section 4.6 is deleted in its entirety and replace with the following new Section 4.6:

4.3 Elections. An election to make Base Pay deferrals or Incentive Plan deferrals pursuant to Sections 4.1, 4.2 and 4.2A will remain in effect until revoked, except that no revocation will be effective unless it is made, in the case of Base Pay deferrals, prior to the beginning of the Plan Year to which it relates, or in the case of Incentive Plan deferrals, prior to the applicable Election Date. An election to make deferrals of stock awards pursuant to Section 4.3 or dividend equivalent deferrals pursuant to Section 4.4 cannot be revoked.

12. Section 7.3(b) of the Plan is hereby amended to delete the first paragraph thereof in its entirety and replace it with the following new paragraph:

(b) Term Payments. Payments on a monthly basis over a term of years, which shall be either 3 years or 10 years, as follows: The Company will determine the amount of the Participant’s Account on the Valuation Date, and as of the last day of each Plan Year thereafter. The Participant will receive on the last business day of each month during the term, beginning with the last day of the month following the Valuation Date, an amount determined pursuant to the following formula:

13. Section 7.3(b) is further amended to add the following new paragraph to the end thereof:

Notwithstanding the foregoing, if a Participant has previously elected to receive payment of his Account on a monthly basis over a period of 15 years and has commenced payment of his Account pursuant to such election as of December 31, 2009, the Participant shall continue to receive payment of his Account on a monthly basis for the remainder of such 15-year period. If the Participant has previously elected to receive payment of his Account on a monthly basis over a period of 15 years and has not yet commenced payment of his Account pursuant to such election as of December 31, 2009, the Participant shall be permitted to retain such election, but in the event that the Participant makes a subsequent election, only the forms of benefit payment set forth in the first paragraph of this Section 7.3(b) are available.

14. The following new Section 7.3(e) is added:

(e) Default Form of Payment. If a Participant fails to timely elect a payment option in accordance with this Section 7.3, the Participant’s Account will be paid to the Participant in a single lump sum on the last business day of the month following the month in which Termination of Employment occurs, subject to Section 7.3(d).

As amended hereby, the Plan is hereby ratified and confirmed and shall remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has adopted and executed this Third Amendment this 8th day of December, 2009, to be effective as of January 1, 2010.

SPECTRA ENERGY CORP

By:	/s/ Dorothy M. Ables

Name:	Dorothy M. Ables

Title:	Chief Administrative Officer

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